Chaparral Energy BeginsTrading on the New York Stock Exchange Under New Ticker Symbol “CHAP”

Oklahoma City, July 25, 2018 — Chaparral Energy, Inc. (NYSE: CHAP) announced the company’s Class A common stock began trading yesterday, July 24, on the New York Stock Exchange (NYSE) under the new symbol “CHAP.” Upon commencement of trading on the NYSE, the company’s Class A common stock ceased trading on the OTCQB market.

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 119,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 315,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com